AMENDED AND RESTATED AGREEMENT OF MERGER

DATED AS OF JANUARY 3, 2014

among

PREMIER BANK, INC.

and

PREMIER FINANCIAL BANCORP, INC.

and

GASSAWAY BANCSHARES, INC.

and

BANK OF GASSAWAY

TABLE OF CONTENTS

Page
Section 1.     Reorganization

1.1	General Effect of Merger; Assets	2
1.2	Liabilities of Surviving Bank	3
1.3	Name, Directors and Officers of Surviving Bank	3
1.4	Capital Structure of Surviving Bank	3
1.5	Change in Method of Effecting Acquisition	3

Section 2.     Conversion, Exchange and Cancellation of Shares

2.1	General	4
2.2	Consideration	4
2.3	Manner of Exchange	4
2.4	Lost Certificates	5

Section 3.     Representations, Warranties and Covenants of Premier and PFBI

3.1	Organization, Standing and Authority	5
3.2	Authority	5
3.3	Interim Bank Formation; Adoption Agreement	5
3.4	Filing of Application to Effect the Reorganization	5
3.5	Best Efforts	6

Section 4.     Representations, Warranties and Covenants of Bank and Bancshares

4.1	Organization, Standing and Authority	6
4.2	Capital Structure	6
4.3	Subsidiaries	6
4.4	Authority	6
4.5	Bank Financial Statements	7
4.6	Accuracy of Annual Reports	7
4.7	Allowance for Possible Loan Losses	7
4.8	Absence of Undisclosed Liabilities	8
4.9	Tax Matters	8
4.10	Loans	9
4.11	Properties	9
4.12	Compliance with Laws	9
4.13	Employee Benefit Plans	9
4.14	Commitments and Contracts	10
4.15	Labor	11
4.16	Material Contracts Furnished	11

- ii -

4.17	Material Contracts	11
4.18	Material Contract Defaults	11
4.19	Legal Proceedings	11
4.20	Absence of Certain Changes or Events	12
4.21	Reports	12
4.22	Accuracy of Proxy Statement	12
4.23	Investments	12
4.24	Securities Portfolio	12
4.25	Environmental Matters	12
4.26	Best Efforts	13
4.27	Consumer Credit Protection	13
4.28	Conduct of Business – Negative Covenants of Bank and Bancshares	13
4.29	Conduct of Business – Affirmative Covenants of Bank and Bancshares	14
4.30	Balance Sheet Due Diligence Checklist	16
4.31	Branch Operations Certification	16
4.32	Merger of Bancshares	16

Section 5.     Indemnification and Confidentiality

5.1	Access and Information	16
5.2	Furnishing Information and Indemnification	17
5.3	Confidentiality	17
5.4	Updates to Information	18

Section 6.     Conditions Precedent

(a)	Governmental Approvals	18
(b)	Shareholder Approval	18
(c)	No Divestiture or Adverse Condition	18
(d)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants – Premier	18
(e)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants – Bank and Bancshares	19
(f)	Opinion of Counsel for Bank and Bancshares	19
(g)	Opinion of Counsel for Premier	20
(h)	Absence of Material Adverse Changes - Premier	21
(i)	Absence of Material Adverse Changes – Bank and Bancshares	21
(j)	Consent of Lenders	21
(k)	No Excess Parachute Payment	21
(l)	Merger of Bancshares	21
(m)	Successful Pre-Conversion Test	21

Section 7.     Closing Date and Effective Time

7.1	Closing Date	22
7.2	Effective Time	22

- iii -

Section 8.     Conversion of Operating Systems

8.1	Common Operating System Provider	23
8.2	Expiring Bank Core Processing System Contract	23
8.3	Cooperating in Preparation for Conversion	23
8.4	Conversion Expenses	23
8.5	Archived Records of Bank	23

Section 9.     Termination of Agreement

9.1	Grounds for Termination	23
9.2	Effect of Termination	24
9.3	Lost Opportunity Costs	24
9.4	Return of Information	25

Section 10.	Waiver and Amendment	25

Section 11.	Meeting of Shareholders	25

Section 12.	Rights of Dissenting Shareholders	27

Section 13.     Indemnification

13.1	Indemnification	27
13.2	Insurance	27
13.3	Consolidation or Merger	27
13.4	Survival	27
13.5	Regulatory Constraints	28

Section 14.   Operations after the Closing Date

14.1	Employees of Bank	28
14.2	Severance	28
14.3	Survival	29

Section 15.    Miscellaneous

15.1	Public Announcements	29
15.2	Brokers and Finders	29
15.3	Disclosed In Writing	29
15.4	Entire Agreement	29
15.5	Counterparts	29
15.6	Invalid Provisions	29
15.7	Notices	29
15.8	Headings	30
15.9	Expenses	30

- iv -

15.10	Governing Law	30
15.11	No Assignment	30
15.12	Effectiveness of Agreement	30
15.13	Further Acts	31

- v -

AMENDED AND RESTATED AGREEMENT OF MERGER

THIS AMENDED AND RESTATED AGREEMENT OF MERGER (hereinafter sometimes referred to as the "Agreement”), made and entered into as of the 3rd day of January, 2014, by and between PREMIER BANK, INC. (“Premier”), PREMIER FINANCIAL BANCORP, INC. (“PFBI”),  GASSAWAY BANCSHARES, INC. (“Bancshares”), and BANK OF GASSAWAY (“Bank”);

W I T N E S S E T H:

WHEREAS, Premier is a banking corporation duly organized and validly existing under the laws of the State of West Virginia, with its principal office and place of business located in the City of Huntington, County of Cabell and State of West Virginia, with authorized capital stock consisting of 10,000 common shares, $100 par value per share, of which 10,000 shares are currently outstanding and all owned by PFBI, of which it is a wholly owned subsidiary; and

WHEREAS, PFBI is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and a registered bank holding company, with its principal office and place of business located in the City of Huntington, County of Cabell and State of West Virginia; and

WHEREAS, Bancshares is a corporation duly organized and validly existing under the laws of the State of West Virginia and a registered bank holding company, with its principal office and place of business located in Gassaway, County of Braxton, State of West Virginia; and

WHEREAS, Bank is a banking corporation duly organized and validly existing under the laws of the State of West Virginia, with its principal office and place of business located in Gassaway, County of Braxton, State of West Virginia, with authorized capital stock consisting of 20,000 common shares, par value $100 (“Bank Common Stock”), all of which are currently outstanding and all owned by Bancshares, of which it is a wholly owned subsidiary; and

WHEREAS, the parties entered into an Agreement of Share Exchange and Merger dated November 15, 2013 (the “Prior Agreement”), and desire by this Agreement to amend in part and restate in its entirety, as amended, the Prior Agreement; and

WHEREAS, Premier and Bank have agreed to the merger of a wholly-owned subsidiary of Premier, to be organized under the laws of the State of West Virginia, with and into Bank (the “Interim Merger”), so that upon consummation of the Interim Merger Bank will be a wholly-owned subsidiary of Premier, immediately after which Premier shall cause the merger of Bank with and into Premier (the “Merger”); and

WHEREAS, Bancshares will merge with and into Bank, and all of the outstanding shares of Bank Common Stock will be distributed to Bancshares’ shareholders prior to consummation of the Interim Merger; and

WHEREAS, Premier has agreed to cause a new West Virginia corporation to be organized which shall be named BG Interim Bank, Inc. ("Interim Bank"), with its principal office and place of business to be located in Gassaway, County of Braxton, State of West Virginia, and all shares of its capital stock to be owned by Premier; and

WHEREAS, Premier has agreed to cause Interim Bank to approve this Agreement and authorize the execution of an Adoption Agreement substantially in the form attached hereto as "Exhibit A" which is incorporated herein by reference; and

WHEREAS, the Board of Directors of Premier and the Board of Directors of PFBI have approved this Agreement and have authorized the execution hereof in counterparts; and

WHEREAS, the Board of Directors of Bank has approved this Agreement, authorized the execution hereof in counterparts, and directed that it be submitted to its shareholders for approval, ratification and confirmation; and

WHEREAS, the Board of Directors of Bancshares has approved this Agreement and has authorized the execution hereof in counterparts.

NOW, THEREFORE, in consideration of the foregoing premises, which are not mere recitals but an integral part hereof, and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.     Reorganization.

1.1           General Effect of Merger; Assets.  At the Effective Time (hereinafter defined in Section 7.2) and subject to the terms and conditions hereof and of the attendant Plan of Merger ("Interim Plan of Merger") attached hereto as "Exhibit B", Interim Bank shall merge with and into Bank in the Interim Merger under the charter of Bank pursuant to the provisions of and with the effect provided in the West Virginia Business Corporation Act, Chapter 31D.  Bank shall be the surviving bank of the Interim Merger.  At the Effective Time of the Interim Merger, the corporate existence of Interim Bank, as provided in the West Virginia Business Corporation Act, Chapter 31D, Article 11 of the West Virginia Code, shall be merged with and into Bank and continued in the surviving bank and the separate existence of Interim Bank shall cease.  Immediately following the Interim Merger, Premier shall cause Bank to merge with and into Premier (the “Merger”) under the charter of Premier subject to the terms and conditions hereof and the attendant Plan of Merger (“Plan of Merger”) attached hereto as “Exhibit C” and pursuant to the provisions of and with the effect provided in the West Virginia Business Corporation Act, Chapter 31D, Article 11 of the West Virginia Code.  Premier shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the “Surviving Bank”.  The Interim Merger and the Merger are collectively referred to herein as the “Reorganization”.  At the Effective Time of the Merger, the corporate existence of Bank shall, as provided in the West Virginia Business Corporation Act, Chapter 31D, Article 11 of the West Virginia Code, be merged with and into Premier and continued in Premier and the separate existence of Bank shall cease.  Premier shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of Premier and Bank; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to Premier and Bank, and each of them, shall be deemed to be transferred to and vested in the Surviving Bank without further act or deed; and the title to any real estate, or any interest therein, vested in Premier and Bank and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

1.2           Liabilities of Surviving Bank. From and after the Effective Time of the Merger, the Surviving Bank shall be liable for all liabilities of Premier and Bank and all deposits, debts, liabilities, obligations and contracts of Premier and Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Premier or Bank, as the case may be, shall be those of and are hereby expressly assumed by the Surviving Bank and shall not be released or impaired by the Merger, and all rights of creditors and other obligees and all liens on property of either Premier or Bank shall be preserved unimpaired, and the Surviving Bank shall have all rights and shall be liable for all obligations of Bank under all employee benefit plans and arrangements of Bank and such plans and related trusts shall continue in effect without any interruption or termination unless and until changed as therein or by law provided or permitted or as mutually agreed to by the parties hereto.

1.3           Name, Directors and Officers of Surviving Bank. From and after the Effective Time of the Merger, the name of the Surviving Bank shall be “Premier Bank, Inc.”.  The Articles of Incorporation and the By-laws of Premier in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation and By-laws of the Surviving Bank until changed as therein or by law provided.  Until changed by the shareholder or Board of Directors of Surviving Bank, as the case may be, the directors and officers of the Surviving Bank at the Effective Time of the Merger shall be those persons who are directors and officers respectively of Premier immediately before the Effective Time of the Merger.  The committees of the Board of Directors of the Surviving Bank at the Effective Time shall be the same as and shall be composed of the same persons who are serving on committees appointed by the Board of Directors of Premier as they exist immediately before the Effective Time of the Merger.  The committees of officers of the Surviving Bank at the Effective Time of the Merger shall be the same as and shall be composed of the same officers who are serving on the committees of officers of Premier as they exist immediately before the Effective Time of the Merger.

1.4           Capital Structure of Surviving Bank. The capital structure of the Surviving Bank shall be the same as the capital structure of Premier.

1.5           Change in Method of Effecting Acquisition. Premier may at any time prior to the Effective Time change the method of effecting the combination with Bank (including, without limitation, the provisions of this Section 1 if and to the extent it deems such change to be necessary, appropriate or desirable; however, that no such change shall (i) cause the approval of the shareholders of PFBI to be required as a condition to the Reorganization, (ii) alter or change the Interim Merger in any way including, but not limited to, (A) any alteration or change in the amount or kind of Consideration (as hereinafter defined), (B) adversely affect the tax treatment of Bank or of shareholders of Bank or Bancshares as a result of receiving Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Premier shall provide Bank prior written notice of such change and the reasons therefor if such change impacts the Interim Merger.

Section 2.     Conversion, Exchange and Cancellation of Shares.

2.1           General. The manner of converting and exchanging Bank Common Stock, all of which is represented by outstanding share certificates, into cash in the Interim Merger shall be as hereinafter provided in this Section 2.

2.2           Consideration.

(a)           Consideration. Premier shall pay Twenty Million Two Hundred Fifty Thousand Dollars ($20,250,000) (subject to reduction as provided in this subsection) for 100% of the issued and outstanding shares of Bank Common Stock. Each holder of a share of Bank Common Stock (other than those shares of Bank Common Stock for which appraisal rights have been perfected pursuant to the West Virginia Business Corporation Act), shall receive in respect thereof, subject to the limitations set forth in this Agreement, cash, without interest in an amount calculated by multiplying $20,250,000 by a fraction the numerator of which is the number of shares of Bank Common Stock owned by such shareholder and the denominator of which is the total number of shares of Bank Common Stock issued and outstanding (the “Consideration”).  The $20,250,000 Consideration shall be reduced by the amount of direct expenses incurred or committed to by Bank or Bancshares prior to the Effective Time that are reasonably necessary to comply with any regulatory mandate or requirement imposed after the date of this Agreement that exceeds the sum of One Hundred Thousand Dollars ($100,000).

(b)           Treasury Shares.  Each share of Bank Common Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

(c)           Merger Sub.  Each share of capital stock of Interim Bank issued and outstanding immediately prior to the Effective Time shall be cancelled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

2.3           Manner of Exchange.  After the Effective Time, except for persons exercising their rights as dissenting shareholders of Bank, each holder of a certificate theretofore evidencing outstanding shares of Bank Common Stock, upon surrender of such certificate, accompanied by a Letter of Transmittal, to Premier shall be entitled to receive in exchange therefor cash as provided in Section 2.2(a), without interest.  Until so surrendered, each outstanding certificate which, prior to the Effective Time, represented Bank Common Stock will be deemed to evidence the right to receive the Consideration (without interest), and will be deemed for all corporate purposes of Premier to evidence ownership of the Consideration into which the shares of Bank Common Stock represented thereby were converted.

2.4           Lost Certificates. If a certificate evidencing outstanding shares of Bank Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Consideration, without interest, to which he would otherwise be entitled on exchange of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen and destroyed certificate and the payment of cash.

Section 3.    Representations, Warranties and Covenants of Premier and PFBI.

Except as disclosed in writing, Premier and PFBI hereby jointly and severally represent and warrant to and covenant with Bank that:

3.1           Organization, Standing and Authority. Premier is a banking corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.  Premier has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Interim Merger, the Merger, and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Premier in accordance with its terms.  By entering into this Agreement, PFBI, as Premier’s sole shareholder, has approved this Agreement, the Interim Merger, and the Merger.  At the Effective Time, Premier will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

3.2           Authority. The execution and delivery of this Agreement do not, and the consummation of the Interim Merger and the Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Premier, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Premier is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Premier is subject.

3.3           Interim Bank Formation; Adoption Agreement.  Premier at its sole cost and expense shall cause to be organized Interim Bank as a West Virginia banking corporation and shall cause Interim Bank to execute and enter into an Adoption Agreement in substantially the form attached hereto as "Exhibit A" and an Interim Plan of Merger in substantially the form annexed hereto as "Exhibit B" and cause Interim Bank to take such action as is provided in this Agreement or in said Adoption Agreement or Interim Plan of Merger upon Interim Bank's part to be taken.  Immediately prior to the Effective Time, Premier will own all of the issued and outstanding shares of Interim Bank's capital stock.

3.4           Filing of Applications to Effect the Reorganization.  Premier at its sole cost and expense shall cause to be filed with the Federal Reserve Board, Federal Deposit Insurance Corporation and West Virginia Division of Financial Institutions an application to effect the Interim Merger and the Merger of Bank into Premier.

3.5           Best Efforts. On or prior to the Closing Date (hereinafter defined in Section 7.1 hereof), Premier will, to the extent permitted by applicable laws, rules and regulations, take such actions, and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

Section 4.     Representations, Warranties and Covenants of Bank and Bancshares.

Bank and Bancshares hereby jointly and severally represent and warrant to and covenant with Premier that:

4.1           Organization, Standing and Authority. Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.  Bank has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Interim Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Bank in accordance with its terms, subject only to the requirement of ratification, confirmation and approval by Bank’s shareholders.  At the Effective Time, Bank will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

4.2           Capital Structure. The authorized capital stock of Bank consists of 20,000 shares of Bank Common Stock, par value of $100 per share, all of which shares are issued and outstanding.  Bank does not have any subscriptions, options, warrants, calls, or other agreements or commitments, of any kind relating to or obligating it to issue any shares of its capital stock.  Further, there are no securities outstanding which are convertible into capital stock of Bank.  None of the shares of Bank Common Stock has been issued in violation of any preemptive rights of shareholders.

4.3           Subsidiaries. Bank has no subsidiaries.  Bank will not organize or acquire any subsidiaries prior to the Effective Time without the written consent of the President of Premier.

4.4           Authority. The execution and delivery of this Agreement do not, and the consummation of the Reorganization and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Bank or Bancshares, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Bank or Bancshares is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Bank or Bancshares is subject.

4.5           Bank Financial Statements. Bank has delivered to Premier prior to the execution of this Agreement copies of the following financial statements of Bancshares (which, together with all future financial statements to be furnished are collectively referred to herein as the “Bank Financial Statements”):  the audited Consolidated Balance Sheets of Bancshares as of December 31, 2011 and December 31, 2012, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity for the three years ended December 31, 2012, and the notes thereto.  The Bank Financial Statements (as of the dates thereof and for the periods covered thereby):

(a)           are in accordance with the books and records of Bank and Bancshares, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practice; and

(b)           present fairly the financial position and results of operations and cash flows of Bank and Bancshares as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

Bank’s unaudited Balance Sheet and the related unaudited Statement of Income and Statement of Changes in Shareholders’ Equity, for the calendar quarter ending September 30, 2013, and for each calendar quarter thereafter until the Effective Time, all of which Bank shall deliver to Premier as soon as practicable, will be prepared in accordance with accounting principles consistently applied and will fairly present Bank’s financial condition and results of operations as of such date and for such period.  A manually signed copy of the FDIC call report for each period shall be sufficient to satisfy this provision.

4.6           Accuracy of Annual Reports. Bancshares’s annual reports to its shareholders for the years 2011 and 2012 heretofore delivered to Premier do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

4.7           Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the Balance Sheet of Bank as of December 31, 2012 and September 30, 2013, have been established and are adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2012 and September 30, 2013, respectively.  Bank will continue to calculate its allowance for possible loan losses under the requirements of generally accepted accounting principles using methods consistent with prior periods including specific reserve allocations determined under ASC 310-10-35 (formerly FAS 114).

4.8           Absence of Undisclosed Liabilities. At December 31, 2012 and September 30, 2013, Bank had no obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to Bank (i) except as disclosed in the Bank Financial Statements or as previously disclosed to Premier in writing; and (ii) any unfunded loan commitments made in the ordinary course of its business and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2012, or from any action omitted to be taken during such period that, to the knowledge of Bank, could reasonably be expected to result in any such material obligation or liability, except as previously disclosed to Premier in writing, or as disclosed or provided for in the Bank Financial Statements.  The amounts set up as liabilities for taxes in the Bank Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2012 and September 30, 2013.  Since December 31, 2012, Bank has not incurred or paid any obligation or liability which would be material to Bank, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

4.9           Tax Matters.

(a)           All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Bank or Bancshares have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of Bank management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to Bank or Bancshares, except as reserved against in the Bank Financial Statements, or as previously disclosed to Premier in writing.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)           Neither Bank nor Bancshares has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c)           To the extent any federal, state, local or foreign taxes are due from Bank or Bancshares for the period or periods beginning January 1, 2013, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of Bank or Bancshares, prepared before the Effective Time.

(d)           Deferred taxes of Bank and Bancshares have been provided for in accordance with generally accepted accounting principles.

4.10           Loans. Except as previously disclosed to Premier in writing or as disclosed or provided for in Bank Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of Bank in the Bank Financial Statements as of December 31, 2012, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $50,000.00 is subject to any asserted defense, offset or counterclaim known to Bank or Bancshares.

4.11           Properties. Except as previously disclosed to Premier in writing or disclosed in the Bank Financial Statements, Bank has good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the Bank Financial Statements as being owned by it at December 31, 2012 or acquired by it after December 31, 2012.  All buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business, held under leases or subleases by Bank are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to Premier and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

4.12           Compliance with Laws. Except as previously disclosed in writing to Premier, each of Bank and Bancshares, to its best knowledge and belief:

(a)           is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

(b)           has received no notification (not previously disclosed to Premier in writing) from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

4.13           Employee Benefit Plans. Except as previously disclosed in writing to Premier, with respect to any plan or arrangement of Bank or Bancshares which constitutes an employee benefit plan within the meaning of Section 3(3) of ERISA:

(a)           Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under Section 4971 of the Internal Revenue Code of 1986, if any, all of which have been fully paid, neither Bank nor Bancshares has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code of 1986.

(b)           All “employee benefit plans”, as defined in Section 3(3) of ERISA, which cover one or more employees employed by Bank or Bancshares (each individually, a “Plan”, and collectively, the “Plans”) comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2012, no material liability under any Plan that is not reflected in the Bank Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Neither the Plans nor any trustee or administrator thereof has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(c)           No litigation is pending against any plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(d)           Neither Bank nor Bancshares is a party to any multiemployer pension plan as defined in Section 414(f) of the Code and Section 3(37) of ERISA.

4.14           Commitments and Contracts. Except as previously disclosed in writing to Premier, neither Bank nor Bancshares is a party or subject to any of the following (whether written or oral, express or implied):

(i)           any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will and do not involve in excess of $25,000 per year);

(ii)           any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant involving in excess of $25,000 per year;

(iii)           any contract or agreement with any labor union;

(iv)           any contract not made in the ordinary course of business containing covenants limiting the freedom of Bank to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, Bank will carry on its business (other than as may be required by law or applicable regulatory authorities);

(v)           any lease with annual rental payments aggregating $50,000 or more.

4.15           Labor. No work stoppage involving Bank or Bancshares is pending or, to the best of their knowledge, threatened.  Neither Bank nor Bancshares is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Bank.  Employees of Bank or Bancshares are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

4.16           Material Contracts Furnished. Bank has provided to Premier true and complete copies of all material contracts, leases and other agreements to which Bank or Bancshares is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plans with respect to any of the directors, officers, or other employees of Bank or Bancshares.

4.17           Material Contracts. Except as previously disclosed to Premier in writing and except as is otherwise provided in this Agreement, neither Bank nor Bancshares or any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

4.18           Material Contract Defaults. Neither Bank nor Bancshares is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default, except as previously disclosed to Premier in writing.

4.19           Legal Proceedings. Except as previously disclosed to Premier by Bank or Bancshares in writing, there are no actions, suits or proceedings instituted or pending, or to the best knowledge of them threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to Bank or Bancshares, or against any property, asset, interest or right of Bank or Bancshares, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of Bank or Bancshares, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  Neither Bank nor Bancshares is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

4.20           Absence of Certain Changes or Events. Since December 31, 2012, neither Bank nor Bancshares has:  (i) incurred any material liability, except in the ordinary course of its business, consistent with generally acceptable banking practice and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

4.21           Reports. Since January 1, 2012, Bank and Bancshares have filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to file with:  (i) the Board of Governors of the Federal Reserve System; (ii) the Federal Deposit Insurance Corporation; (iii) the West Virginia Division of Financial Institutions; and (iv) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to Premier by Bank does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

4.22           Accuracy of Proxy Statement. The material which refers to Bank and Bancshares and which will be submitted by Bank for inclusion in any proxy statement referred to in Section 10 hereof, or in any amendment or supplement thereto, mailed to the holders of Bank Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

4.23           Investments. Except as incurred in the ordinary course of business as heretofore conducted or as previously disclosed to Premier in writing, all securities owned by Bank of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by Bank in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to Premier in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

4.24           Securities Portfolio. Since December 31, 2012, there have been no significant changes in the quality of the Bank’s portfolio of securities except as previously disclosed to Premier in writing.

4.25           Environmental Matters. To the knowledge of Bank and Bancshares, neither Bank nor Bancshares nor any properties owned or operated by Bank or Bancshares has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or the best knowledge of Bank’s management, threatened relating to the liability of any properties owned or operated by Bank under any Environmental Law.  “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

4.26           Best Efforts. On or prior to the Closing Date (hereinafter defined), Bank will, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

4.27           Consumer Credit Protection.  Bank has not had a claim made against it alleging any violation of the West Virginia Consumer Credit Protection Act in the last twenty four (24) months except as previously disclosed to Premier.

4.28           Conduct of Business - Negative Covenants of Bank and Bancshares. Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, Bank or Bancshares will not, without the prior written approval of the President of Premier:

(a)           Make any change in its authorized capital stock.

(b)           Issue any shares of its capital stock, securities convertible into its capital stock, or any long term debt securities.

(c)           Issue or grant any options, warrants, or other rights to purchase shares of its common stock.

(d)           Declare or pay any dividends or other distributions on any shares of common stock.

(e)           Purchase or otherwise acquire or agree to acquire for a consideration any share of Bank Common Stock (other than in a fiduciary capacity).

(f)           Except as otherwise contemplated herein, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan in respect of any of its directors, officers, or other employees, or increase the current level of contributions to any such plan now in effect.

(g)           Take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the financial condition (present or prospective), businesses, properties, or operations of Bank or Bancshares.

(h)           Acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, bank, or banking association.

(i)           Mortgage, pledge, or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its officers, employees or directors except in the ordinary course of business as heretofore conducted or take any other action not in the ordinary course of their business as heretofore conducted or incur any material obligation or enter into any material contract.

(j)           Amend its Articles of Incorporation, By-laws or Charter.

(k)           Take any action to solicit, initiate, encourage, or authorize any person, including directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets of Bank, or the acquisition of their Bank Common Stock, or the merger of Bank or Bancshares with any person other than Premier, and Bank and Bancshares shall promptly notify Premier orally of all the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.  Nothing herein shall be construed to limit or affect the fiduciary obligation of Bank or Bancshares’ officers and directors to Bank or Bancshares shareholders.

4.29           Conduct of Business - Affirmative Covenants of Bank and Bancshares. Bank and Bancshares covenant and agree that:

(a)           They will promptly advise Premier in writing of the name and address of and number of shares of Bank Common Stock held by each shareholder who elects to exercise his, her or its rights to appraisal in connection with the Interim Merger pursuant to the West Virginia Business Corporation Act.

(b)           Except as specifically required herein, subsequent to the date of this Agreement and prior to the Effective Time it will operate its business only in the normal course and manner.

(c)           Bank will make available to Premier for review prior to Bank’s final loan approval, any loan documentation, credit memorandums or other related documentation requested or received by Bank in its decision making process in determining whether to extend credit to any borrower for:

(1)           Any new loan, or renewal of an existing loan, that totals $200,000 or greater; or

(2)           Any new loan, or renewal of an existing loan, which, when included with all other loans from Bank to any such borrower and their related interests, would cause such borrower’s total loans from Bank, including loans from Bank to its related interests, to exceed $500,000.

Any objections by Premier to proposed loans reviewed hereunder will be made in writing to Bank within forty-eight (48) hours of receipt by Premier of the information provided hereunder.

(d)           From and after the execution of this Agreement, Bank and Bancshares will promptly advise Premier of any material adverse change in the financial condition, assets, business operations or key personnel of Bank or Bancshares and of any material breach of any representation or warranty made by Bank or Bancshares in this Agreement.

(e)           Immediately upon the execution of this Agreement, Bank and Bancshares will direct their accountants to give Premier access to all information, documents and working papers pertaining to Bank or Bancshares.

(f)           Subsequent to the date of this Agreement and prior to the Effective Time, Bank and Bancshares shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect Bank and Bancshares against losses for which insurance protection can reasonably be obtained.

(g)           Within ten days from the execution of this Agreement, Bancshares shall furnish to Premier a list, accurate as of the close of business on a date not more than ten (10) days prior to the date on which such list is furnished, containing the names and addresses of all holders of Bancshares common stock as the same appear on the stock registration books of Bancshares and the number of shares held by each.  At the Effective Time, Bank shall furnish to Premier a list, true, correct and complete as of the close of business on the preceding day, containing the names and addresses of all holders of Bank Common Stock as the same appear on Bank’s stock registration books and the number of shares held by each.

(h)           Within 30 days from the execution of this Agreement, Bank and Bancshares shall provide notice in the required format to all contracted vendors with automatic renewal features that either the Bank or Bancshares does not wish for the contract to automatically renew at the next renewal date.  Any contract for any contracted services expiring between the date of this Agreement and prior to the Effective Time that are critical for Bank to operate its business in the normal course and manner shall be renewed on a limited term with reference to the Closing Date and Effective Time in Section 7.  The President of Premier shall be notified in writing of any such renewals as well as the updated term.

(i)           Each of Bank and Bancshares will use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Reorganization and the transactions contemplated hereby at the earliest possible date and cooperate fully with Premier to that end.

(j)           Subsequent to the date of this Agreement and prior to the Effective Time, Bank and Bancshares shall take all steps necessary and appropriate to:

(1)           Terminate pursuant to the terms thereof any and all written employment contracts to which either Bank or Bancshares is a party.

(2)           Terminate any defined benefit plan to which either Bank or Bancshares is a party; provided, however, that if all appropriate steps are taken for termination and the defined benefit plan is frozen, the actual termination of any defined benefit plan need not be accomplished prior to, or at, Closing.

(3)           Terminate any and all deferred compensation plans to which Bank is a party; provided, however, that liability for accrued but unpaid deferred compensation shall remain on the balance sheet of Bank.

(k)           Bank and Bancshares shall cause to be prepared and filed by the earlier of the Closing Date or March 31, 2014 all Federal, State and local tax returns for the calendar year ending December 31, 2013.

Premier acknowledges and agrees that termination of the employee benefit plans, as required by this section, will require the payment of cash and/or other consideration to affected employees, in accordance with the terms thereof and applicable law.

4.30           Balance Sheet Due Diligence Checklist.  The Balance Sheet Due Diligence checklist certified by the Bank CEO and CFO prior to the execution of this Agreement is true and correct in all respects and a new true and accurate Balance Sheet Due Diligence checklist will be executed prior to the Effective Time.

4.31           Branch Operations Certification.  The Branch Operations Certification for each branch of Bank completed prior to the execution of this Agreement by the Bank CEO and CFO is true and correct in all material respects and a new true and accurate Branch Operations Certification for each branch will be executed prior to the Effective Time.

4.32           Merger of Bancshares. Prior to the Effective Time, Bancshares shall merge with and into Bank pursuant to the West Virginia Business Corporation Act and distribute to its shareholders all outstanding Bank Common Stock.

Section 5.     Indemnification and Confidentiality.

5.1           Access and Information. Bank and Bancshares shall each afford to Premier, and to the Premier’s accountants, counsel and other representatives, full access during normal business hours throughout the period prior to the Closing Date to all of their properties, books, contracts, commitments and records (including but not limited to tax returns), and, during such period, shall furnish promptly to Premier (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities and banking laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties or the conditions to the obligations of the parties to consummate the Reorganization.

5.2           Furnishing Information and Indemnification. Bank and Bancshares have furnished or will furnish as soon as practicable after the date of this Agreement, to Premier all the information (including financial statements, information and schedules) concerning themselves required for inclusion in:

(a)           any applications to be filed by Premier with the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the West Virginia Division of Financial Institutions;

(b)           any other request, application, statement, report or material to be made or filed by any party to or with any regulatory authority or any governmental agency, department or instrumentality in connection with the transactions contemplated hereunder.

Bank and Bancshares, jointly and severally, represent and warrant to Premier that all information so furnished for such requests, statements, applications, reports and materials shall be true and correct in all material respects without omission of any material fact required to be stated to make the information therein not false or misleading.  Bank and Bancshares will indemnify and hold harmless Premier and PFBI, and each of their respective directors and officers, and each person, if any, who controls such entities within the meaning of the Securities Act of 1933, from and against any and all losses, damages, expenses or liabilities to which such entity, or any such director, officer or controlling person may become subject under applicable laws (including the Securities Act of 1933 and the Securities Exchange Act of 1934) and rules and regulations thereunder and will reimburse Premier and PFBI, and any such director, officer or controlling person, for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying party for use therein.

5.3           Confidentiality, It is hereby agreed that, except (i) as otherwise required in the performance by the parties of their respective obligations hereunder or under the Reorganization and (ii) as otherwise required by law, any non-public information received from the other party during the course of the investigation contemplated pursuant hereto shall remain and be kept as confidential information by it and all copies thereof will be returned promptly at the request of the party furnishing such information in the event of the termination of this Agreement and the Reorganization.  Each of the parties may disclose such information to its respective employees, affiliates, counsel, accountants, representatives, professional advisors and consultants, and shall require each of them to agree to keep all such information confidential.

5.4           Updates to Information. At the reasonable request of any party hereto, any other party will update by amendment or supplement any disclosure made in writing by such party to the other party and each party hereby represents and warrants that such written disclosures, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof.

Section 6.     Conditions Precedent.

The consummation of this Agreement and the Reorganization is conditioned upon the following:

(a)           Governmental Approvals.  The approval of and consent to the Reorganization and the transactions contemplated hereby shall have been given prior to the Effective Time by the regulatory agencies whose approval or consent is required, including, without limitation, to the extent provided by applicable laws, rules and regulations, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the West Virginia Division of Financial Institutions, and all notice periods, waiting periods, delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of the Reorganization and this Agreement shall have expired.  Such approvals shall not be conditioned or restricted in a manner which, in the judgment of the Board of Directors of Premier, materially adversely affects the economic assumptions of the transactions contemplated hereby so as to render inadvisable the consummation of the Reorganization.

(b)           Shareholder Approval.  The shareholders of Bancshares, Bank and Premier shall have ratified, confirmed and approved this Agreement and the terms and conditions herein contained by the affirmative vote of shareholders of each such corporation, owning at least a majority of its capital stock outstanding, and final approval of this Agreement shall have taken place as provided in Section 10 hereof, and all provisions of Section 10 shall have been fully complied with.

(c)           No Divestiture or Adverse Condition.  The approvals, consents and permissions referred to in subparagraphs (a) and (b) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Premier, Bank or any PFBI subsidiary, and shall not have imposed any other condition, which divestiture, cessation or condition Premier deems to be materially disadvantageous or burdensome.

(d)           Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Premier.  Unless waived by Bank, the representations and warranties of Premier contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time in all material respects with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties, or operations of Premier and Premier shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Bank shall have received on the Closing Date an appropriate certificate (in affidavit form) to the foregoing effect dated as of the Closing Date and executed on behalf of Premier by one or more appropriate executive officers of Premier.

(e)           Accuracy of Representations and Warranties; Performance of Obligations and Covenants – Bank and Bancshares.  Unless waived by Premier, the representations and warranties of Bank and Bancshares contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of Bank, and Bank and Bancshares shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Premier shall have received on the Closing Date an appropriate certificate (in affidavit form) to the foregoing effect dated as of the Closing Date and executed on behalf of Bank by one or more appropriate executive officers of Bank.

(f)           Opinion of Counsel for Bank and Bancshares.  Premier shall have received an opinion of Jackson Kelly PLLC, counsel for Bank, dated the Closing Date, with respect to such matters as  Premier may reasonably request and to the effect that:

(1)           Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and is duly authorized to own its properties and to conduct its business as then being conducted.

(2)           The authorized capitalization of Bank is as set forth in such opinion and the shares of Bank Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion.  Such issued and outstanding shares of stock are validly issued, fully paid and were not issued in violation of any preemptive rights of the shareholders of Bank.  As of such date, there are, to the best of such counsel’s knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of Bank, calling for the purchase from it of shares of unissued capital stock or capital stock held as treasury shares.

(3)           Bank and Bancshares had the corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by Bank and Bancshares and constitutes the legal, valid and binding obligation of Bank and Bancshares, enforceable in accordance with its terms.

(4)           All necessary corporate proceedings of the board of directors and the shareholders of Bank and Bancshares, to the extent required by law, their Articles of Incorporation and By-laws or otherwise, to authorize the execution and delivery of this Agreement by Bank and Bancshares and the consummation of the Reorganization by Bank pursuant to this Agreement have been duly and validly taken.  The number of shares of stock of Bank voted for and against the  Interim Merger are as stated in such counsel’s opinion; and the number of shares of such stock as to which shareholders have perfected their rights to dissent and appraisal under the West Virginia Business Corporation Act are as stated in such counsel’s opinion.

(5)           The consummation of the Interim Merger will not violate or result in a breach of, or constitute a default under, the Articles of Incorporation or By-laws of Bank or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and which would have a material adverse effect on the business of Bank, and to which Bank is a party or by which it or any of its property is bound.

(6)           Such counsel does not know of any breach of any warranty contained in this Agreement on the part of Bank or Bancshares or any failure on the part of Bank or Bancshares to perform any of the conditions precedent to the consummation of the Interim Merger imposed upon it herein.

(g)           Opinion of Counsel for Premier.  Bank shall have received the opinion of Huddleston Bolen LLP, counsel for Premier, dated the Closing Date, with respect to such matters as Bank may reasonably request and to the effect that:

(1)           Premier is a banking corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, and is duly authorized to own its properties and to conduct its business as then being conducted.

(2)           All necessary corporate proceedings of the Boards of Directors and the shareholders of Premier and PFBI to the extent required by law, their Articles of Incorporation or By-laws or otherwise, to authorize the execution and delivery of this Agreement and the consummation of the Interim Merger and the Merger pursuant to this Agreement have been duly and validly taken.  Premier and PFBI have the corporate power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly authorized, executed and delivered by Premier and PFBI and constitutes the legal, valid and binding obligation of Premier and PFBI in accordance with its terms.

(3)           The consummation of the Reorganization will not violate or result in a breach of, or constitute a default under the Articles of Incorporation or By-laws of Premier or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and to which Premier is a party or by which it or its property is bound.

(4)           To the best of such counsel’s knowledge, all approvals of public authorities, federal, state or local, the granting of which is necessary for the consummation of the Reorganization by Premier have been obtained.

(5)           Such counsel does not know of any breach of any warranty contained in this Agreement on the part of Premier or PFBI or any failure on the part of Premier or PFBI to perform any of the conditions precedent to the consummation of the Reorganization imposed upon it herein.

(h)           Absence of Material Adverse Changes - Premier.  Unless waived by Bank at or before the Effective Time, there shall have been no material adverse change in the financial condition, business or assets of Premier since December 31, 2012, and there shall be no suit, action or proceeding pending or threatened against Premier or PFBI which, if successful, would have a material adverse effect on Premier or the Surviving Bank after the consummation of the Reorganization.

(i)           Absence of Material Adverse Changes – Bank and Bancshares.  Unless waived by Premier at or before the Effective Time, there shall have been no material adverse change in the financial condition, business or assets of Bank since December 31, 2012, and there shall be no suit, action or proceeding pending or threatened against Bank which if successful would have a material adverse effect on Bank or the Surviving Bank after the consummation of the Reorganization.

(j)           Consent of Lenders.  PFBI shall have received the consents of First Guaranty Bank of Hammond, Louisiana and The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky as may be required by those loan agreements entered into by PFBI with First Guaranty Bank and The Bankers’ Bank of Kentucky, on or before midnight on the forty-fifth (45th) day following the date of this Agreement.  PFBI shall use its best efforts to obtain such consents.

(k)           No Excess Parachute Payment.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), Bank will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Internal Revenue Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(l)           Merger of Bancshares. Bancshares shall have merged with and into Bank, with all outstanding shares of Bank Common Stock being transferred to shareholders of Bancshares immediately prior to the Interim Merger.

(m)           Successful Pre-Conversion Test.  Premier’s third party provider of its core operating and accounting systems shall have successfully conducted a pre-conversion test of its data merger program(s) using the Bank’s data to Premier’s core operating and accounting systems and no issue exists that warrants postponing the Conversion Date described in Sections 7 or 8.

Section 7.     Closing Date and Effective Time.

7.1           Closing Date.  The closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied.  The closing shall be held at the offices of Premier in Huntington, West Virginia, and the closing date (“Closing Date”) shall be a mutually agreeable date following the date of final approval by such regulatory agencies whose approval is required of the Reorganization and the transactions contemplated hereby but, in no event, (a) earlier than the Conversion Date specified in Section 8.2 or (b) later than April 30, 2014 or forty-five (45) days following the date of such final approval and/or the date when all such conditions are satisfied, whichever date shall last occur.  The Conversion Date may be postponed due to heretofore unforeseen circumstances as may be recommended and justified in writing by Premier’s third party operating system provider and such delay shall not constitute a “Grounds for Termination” in Section 9.1.  A copy of such writing shall be provided to Bank upon receipt by Premier.

7.2           Effective Time.  Subject to the terms and upon satisfaction on or before the Closing Date of all conditions specified in this Agreement, the Interim Merger shall be effective at the time specified in the certificate of merger to be issued by the Secretary of State of West Virginia (such time herein called “Effective Time”), and the Merger shall be effective at the time specified in the certificate of merger to be issued by the Secretary of State of West Virginia (such time herein called “Effective Time of the Merger”).

Section 8.   Conversion of Operating Systems.

8.1           Common Operating System Provider. It is acknowledged that Premier and Bank share a common third party operating system provider although not on the same platform.

8.2           Expiring Bank Core Processing System Contract. Premier acknowledges that Bank’s core operating system agreement expires effective April 1, 2014.  Premier has worked with the common third party provider to secure an operating system conversion date to Premier’s core operating and accounting systems on April 4, 2014 (the “Conversion Date”).  Premier and Bank agree that the Conversion Date may be required to be postponed to a date that provides sufficient time for the training of Bank employees on Premier’s systems and for the third party provider to successfully convert Bank’s operating system data and accounting records to Premier’s system.

8.3           Cooperation in Preparation for Conversion.  Bank, Bancshares, Premier and PFBI mutually agree that it is in the best interest of the Bank’s customers and the Surviving Bank’s ability to properly serve the Bank’s customers that all organizations work toward a core operating and accounting system conversion concurrent with the Closing Date.  Bank, Bancshares, Premier and PFBI agree to work with their common third party provider as may be required for a successful conversion to occur on the Conversion Date.  This cooperation shall commence after the execution of this Agreement and shall include, but is not limited to data mapping, data line installation and testing, ATM network, electronic funds transfer processing and access to Bank’s premises prior to the Closing Date.

8.4           Conversion Expenses.  Until the Closing Date, Bank shall be responsible for all costs incurred by Bank employees during the conversion including travel costs, training costs, or other costs specific to the deconversion of Bank’s current operating systems.

Until the Closing Date, Premier shall be responsible for all costs incurred by Premier or PFBI employees during the conversion including travel costs, training costs, or other costs specific to the conversion of Bank’s current operating systems to Premier’s operating systems.

8.5           Archived Records of Bank. Bank will be responsible for archiving the historical loan, deposit and corporate accounting records and transactions of the Bank prior to the Conversion Date.  Such archived records will become the property of Premier at the Effective Time and will be immediately accessible by Surviving Bank employees after the Effective Time.

Section 9.     Termination of Agreement.

9.1           Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date, either before or after the meeting of the shareholders of Bank:

(a)           By mutual consent in writing of Bank, Bancshares, Premier and PFBI; or

(b)           By Bank and Bancshares by giving written notice thereof to Premier and PFBI if Premier and PFBI have in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(c)           By Premier and PFBI by giving written notice thereof to Bank and Bancshares if (i) a material adverse change shall have occurred in the financial condition, results of operations or business of Bank since December 31, 2012 or (ii) Bank or Bancshares have breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(d)           By either Bank and Bancshares or Premier and PFBI upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

(e)           By either Bank and Bancshares or Premier and PFBI upon written notice to the other if any condition precedent to either party’s performance hereunder is not satisfied or fulfilled; or

(f)           By either Bank and Bancshares or Premier and PFBI if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(g)           By either Bank and Bancshares or Premier and PFBI upon the bankruptcy, insolvency or assignment for the benefit of creditors of Bank, Bancshares, Premier or of any of the PFBI subsidiary banks; or

(h)           By either Bank and Bancshares or Premier and PFBI, if the shareholders of Bank shall fail to approve the Interim Merger by the vote required under the West Virginia Business Corporation Act and the Articles of Incorporation and By-laws of Bank.

9.2           Effect of Termination. In the event of termination of this Agreement for any reason other than a breach thereof, no party hereto shall have any liability to the others of any nature whatsoever, including any liability for loss, damages, or expenses suffered or claimed to be suffered by reason thereof, except as provided in Section 9.3.

9.3.           Lost Opportunity Costs.

(a)           Bank and Bancshares shall pay promptly to Premier a cancellation fee of Two Million Dollars ($2,000,000) (the “Termination Fee”) if a Triggering Event (as defined in Section 9.3(b) below) has occurred; provided that Premier or PFBI have not breached in any material respect the obligations of Premier or PFBI contained in this Agreement.  The Termination Fee shall be payable in immediately available funds.

        (b)           For purposes of this Section 9.3, a “Triggering Event” shall mean(i) the occurrence of either paragraphs (i) or (ii):

(i)           the Bank Board of Directors fails to recommend the Interim Merger to Bank shareholders and to continue such recommendation until the Bank shareholders meeting duly called and held for the purpose of approving the Interim Merger (the “Shareholders Meeting”), unless the Bank Board of Directors reasonably concludes that one of the conditions precedent to Bank’s obligation to close, other than the required shareholders’ vote, is not likely to be met, or

(ii)           the shareholders of Bank fail to approve and adopt the Interim Merger at the Shareholders Meeting in accordance with the terms hereof.

9.4           Return of Information. In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 5 hereof.  Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality contained in Section 5 shall survive termination of this Agreement.

Section 10.     Waiver and Amendment.

Except with respect to required approvals of the applicable governmental authorities and shareholders, Premier and PFBI or Bank and Bancshares by written instrument signed by its President at any time (whether before or after approval of the Agreement or the Interim Merger by the shareholders of Bank), may extend the time for the performance of any of the obligations or other acts of the other and may waive, with respect to the other:  (i) any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements, or satisfaction of any of the conditions to its obligations, contained in this Agreement, and/or (iii) the performance (including performance to the satisfaction of a party or its counsel) of any obligations set out herein.  This Agreement may be amended or supplemented at any time by mutual agreement of the parties (except that they may not be amended in any material respect after approval by the shareholders of the parties without further approval by such shareholders).  Any waiver, amendment or supplement hereof shall be in writing.  Any waiver by Premier and PFBI or Bank and Bancshares of a condition to its obligation to perform this Agreement and the subsequent Closing hereunder shall be without prejudice to the rights or remedies it may have arising out of any breach of any representation, warranty, covenant or other agreement hereunder.

Section 11.     Meetings of Shareholders.

11.1           Bank shall take all steps necessary to call and hold a meeting of its shareholders in accordance with applicable law and the Articles of Incorporation and By-laws of Bank as soon as practicable for the purpose of submitting this Agreement to its shareholders for their ratification, approval and confirmation, and Bank will send to its shareholders for purposes of such meeting a proxy statement which will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  Premier agrees to assist Bank in the preparation of such proxy statement which will adequately disclose all information relevant and material to the Interim Merger and which will comply with all such laws, rules and regulations.  Premier agrees that the material submitted by it to Bank for inclusion in the proxy statement which refers to the Interim Merger and to Premier will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  Bank will cause such proxy statement to be mailed by First Class mail postage prepaid to all of its shareholders at the last known address of each such shareholder contained in Bank’s records and in the proxy statement and at such meeting of its shareholders Bank will recommend that all shareholders vote in favor of this Agreement and the Interim Merger.  Notwithstanding the foregoing, Bank may disclose to any or all of its shareholders any facts with respect to Premier which Bank reasonably deems to be material to such shareholders’ consideration of this Agreement and the Interim Merger.

11.2           Bancshares shall take all steps necessary to call and hold a meeting of its shareholders in accordance with applicable law and the Articles of Incorporation and By-laws of Bancshares as soon as practicable for the purpose of submitting the proposed merger of Bancshares with and into Bank to its shareholders for their approval, and Bancshares will send to its shareholders for purposes of such meeting a proxy statement which will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  Premier agrees that the material submitted by it to Bancshares for inclusion in the proxy statement which refers to the Interim Merger and to Premier will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  Bancshares will cause such proxy statement to be mailed by First Class mail postage prepaid to all of its shareholders at the last known address of each such shareholder contained in Bancshares’ records and in the proxy statement and at such meeting of its shareholders Bancshares will recommend that all shareholders vote in favor of this merger.  Notwithstanding the foregoing, Bancshares may disclose to any or all of its shareholders any facts with respect to Premier which Bancshares reasonably deems to be material to such shareholders’ consideration of the merger.

11.3           Notwithstanding the foregoing provisions of Sections 11.2 and 11.3, the shareholder(s) of Bancshares and the Bank may forego the holding of a special meeting and the preparation and mailing of notice and proxy materials by delivering to Premier a valid agreement in lieu of meeting of the shareholder(s) approving the matters described in Sections 11.2 and 11.3.

Section 12.     Rights of Dissenting Shareholders.

Any shareholder of Bank who properly exercises his right to dissent and perfects his appraisal rights under West Virginia law shall be entitled, with respect to any shares as to which he or she shall so dissent, to the fair value of such shares as of the day prior to the date on which the shareholders of Bank voted to approve the Interim Merger, excluding any appreciation or depreciation in anticipation of the Interim Merger.  The procedures to be followed and the rights of such dissenting shareholders shall be those set forth in the West Virginia Business Corporation Act, Sections 31D-13-1301 et seq.

Section 13.  Indemnification.

13.1           Indemnification.  Following the Closing Date and for a period of three (3) years thereafter, Premier shall indemnify, defend and hold harmless the present directors, officers and employees of Bank and Bancshares (an “Indemnified Party)” against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or omissions occurring at or prior to the Closing Date (including, but not limited to, the transactions contemplated by this Agreement to the fullest extent that Premier is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the State of West Virginia, Premier’s Articles of Incorporation, Premier’s By-laws, and any agreement as in effect as of the date hereof.

13.2           Insurance. For a period of three (3) years from the Closing Date, Premier shall use its reasonable best efforts to provide director’s and officer’s liability insurance for the present and former officers and directors of Bank and Bancshares with respect to claims against such directors and officers arising from facts or events which occurred before the Closing Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as coverage currently being provided by Bank and Bancshares, but in no event shall the premium for said coverage exceed $50,000.  Alternatively, Bank and Bancshares, at their option, may purchase the coverage provided for in this Section 13.2 prior to Closing for a premium not to exceed $50,000.

13.3           Consolidation or Merger. If Premier or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Premier shall assume the obligations set forth in this Section 13.

13.4           Survival. Provisions of this Section 13 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

13.5           Regulatory Constraints. The indemnification provided for herein is subject in all respects to any applicable legal and regulatory limitations and prohibitions for indemnification of officers and directors of a financial institution; provided, however, that for any indemnification which is permissible with the approval of one or more regulatory agencies, Premier shall use reasonable efforts to obtain all of such approvals.

Section 14.   Operations after the Closing Date.

4.1           Employees of Bank. Premier shall consider the current employees of Bank for employment after the Closing Date.  Premier agrees that those employees of Bank who become employees of Premier on the Closing Date, while they remain employees of Premier after the Closing Date, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Premier to similarly situated employees of Premier, except as provided herein.  Premier and Bank agree that all employees of Bank at the Effective Time shall be considered “at will” employees and no employment contracts between Bancshares or Bank and any of their employees will extend beyond the Effective Time.  Except as hereinafter provided, as of the Closing Date, with respect to any Premier employee benefit and welfare plan in which Bank employees are eligible to participate, (i) such plans will take into account for purposes of eligibility, participation, vesting and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plans), the service of such employees with Bank or Bancshares as if such service were with Premier; (ii) provided a Bank employee is currently covered under Bank’s medical and/or health plan at Closing Date, Bank employees will not be subject to any waiting periods or preexisting condition limitations under any medical, dental or health plans of Premier in which they are eligible to participate and may participate, except that Bank employees hired within 90 days prior to the Closing Date will be subject to the waiting periods, preexisting  condition limitations, and/or eligibility requirements of Premier’s benefit plans calculated using the Bank’s date of hire; (iii) Bank employees will retain credit for unused sick leave and vacation pay which has been accrued as of the Closing Date; and (iv) for purposes of determining the entitlement of Bank employees to sick leave and vacation pay following the Closing Date, the service of such employees with the Bank shall be treated as if such service were with Premier.

14.2           Severance.  Premier agrees that, except for the salaried Chairman of the Board of Directors of Bank, whose position will be terminated at the Closing Date, each Bancshares or Bank employee who is involuntarily terminated (other than for cause for actions arising after the Closing Date) within one hundred eighty days (180) after the Closing Date, shall receive, upon execution of an appropriate full release, a severance payment equal to two (2) weeks of base pay (at the rate in effect on the termination date) for each year of service at Bancshares or Bank (with credit for partial years of service), with a maximum payment equal to ten (10) weeks of base pay.

“Cause” as used in this Agreement shall mean embezzlement, personal dishonesty causing injury to Bank or Premier, gross personal misconduct which is repetitive and results in a decline in the net worth of Bank or Premier, breach of a fiduciary duty involving personal profit, conviction of a felony involving personal dishonesty, knowing and willful failure to perform duties, intentional injury to Bank or Premier, gross incompetence, falsification of bank records or documents, or any material breach of any term or condition of employment.

14.3           Survival.  The provisions of this Section 14 shall survive the Closing Date.

Section 15.     Miscellaneous.

15.1           Public Announcements. Prior to the Closing Date, each party shall use its best efforts to consult with the other party with respect to any prepared public announcement, statement or release to the press, or statement to a competitor, customer or other third party (except to its consultants or to the regulatory authorities in connection with applications for governmental approvals or filings) with respect to this Agreement or the Reorganization or the transactions contemplated hereby or thereby, except as may be necessary, in the opinion of counsel, to comply with any law, governmental order or regulation.

15.2           Brokers and Finders. Bank and Bancshares and Premier and PFBI represent each to the other that this Agreement and the Reorganization contemplated hereby are the result of direct negotiations between them and further, except for fees due Baxter Fentriss and Company, that neither Bank and Bancshares nor Premier and PFBI has incurred any liability for any broker’s, finder’s or similar fees in connection with this Agreement or the Reorganization.

15.3           Disclosed in Writing. As used in this Agreement, the phrase “disclosed in writing” shall mean disclosed or delivered prior to or within 20 days after, the date of this Agreement by means of a writing describing in reasonable detail the matters contained therein and delivered in accordance with Section 15.7 hereof.  For purposes of this Agreement, anything appearing, contained, disclosed or described (i) in any Bank Financial Statement (including the notes thereto) or (ii) in any call report or similar periodic report furnished to the Federal Deposit Insurance Corporation, the Federal Reserve Board or the West Virginia Division of Financial Institution, shall be deemed to be previously disclosed.

15.4           Entire Agreement. This Agreement embodies the entire agreement among the parties and there have been no agreements, representations, or warranties among the parties other than those set forth herein or those provided for herein.

15.5           Counterparts. This Agreement has been executed in a number of identical counterparts, and each such counterpart shall be deemed to be an original instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

15.6           Invalid Provisions, The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.7           Notices. Any notices or other communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

TO BANK and
BANCSHARES:   JoAnn Truman
     Bank of Gassaway
     700 Elk Street
     Gassaway, West Virginia 26624

with a copy to:       Charles D. Dunbar, Esquire
     Jackson Kelly PLLC
     1600 Laidley Tower (Zip 25301)
     P.O. Box 553
     Charleston, West Virginia 25322

TO PREMIER
And PFBI:             Robert Walker, President and Chief Executive Officer
     Premier Financial Bancorp, Inc.
     2883 Fifth Avenue
     Huntington, West Virginia 25301

with a copy to:       Thomas J. Murray, Esquire
     Daniel J. Konrad, Esquire
     Huddleston Bolen LLP
     P. O. Box 2185
     Huntington, West Virginia  25722

or such other addresses as shall be furnished in writing by either party to the other party.  Any such notice or communication shall be deemed to have been given as of the date so mailed.

15.8           Headings.  The captions contained in this Agreement are inserted solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

15.9           Expenses. Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, except as otherwise specifically provided herein.

15.10          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia and the United States of America.

15.11          No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the written consent of the other party.

15.12          Effectiveness of Agreement. This Agreement shall become effective and binding as to Premier, PFBI, Bank and Bancshares when one or more counterparts shall have been signed and delivered by Premier, PFBI, Bank and Bancshares.

15.13          Further Acts. Premier, PFBI, Bank and Bancshares each agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements, or other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, Premier, PFBI, Bank and Bancshares have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier, PFBI, Bank and Bancshares, acting by a majority thereof, and WITNESS also the signatures hereto of a majority of the board of directors of Bank.

PREMIER BANK, INC.

By:  /s/ Robert W. Walker
Robert Walker, President and
Chief Executive Officer

PREMIER FINANCIAL BANCORP, INC.

By:  /s/ Robert W. Walker
Robert Walker, President and
Chief Executive Officer
ATTEST:

/s/ Brien M. Chase
Senior Vice President
Premier Financial Bancorp, Inc.

GASSAWAY BANCSHARES, INC.

By:  /s/ John D. Heater
John Heater, President
ATTEST:

/s/ Michael B. Lockhart
Secretary

BANK OF GASSAWAY

By:   /s/ Jo Ann Truman
JoAnn Truman, Senior Vice President and
Chief Executive Officer
ATTEST:

_/s/ Michael B. Lockhart       , Secretary

The following being all the Directors and Shareholders of Bank of Gassaway and/or Gassaway Bancshares, Inc., do hereby join in the foregoing Agreement to evidence their unanimous consent and agreement thereto:

  /s/ John D. Heater
John D. Heater, Director

 /s/ Jo Ann Truman
JoAnn Truman, Director

 /s/ Jimmy H. McQuain
Jimmy H. McQuain, Director

 /s/ F.W. Grindo, Jr.
F.W. Grindo, Jr., Director

 /s/ Noel L. Pletcher
Noel L. Pletcher, Director

 /s/ Gary Rexroad
Gary Rexroad, Director

 /s/ J. Micheal Lafferty
J. Michael Lafferty, Director

 /s/ Michael B. Lockhart
Michael Lockhart, Director

EXHIBIT A

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT, made and entered into as of this 10th day of January, 2014, by and among BG Interim Bank, Inc. ("Interim Bank"), PREMIER BANK, INC. ("Premier"), PREMIER FINANCIAL BANCORP, INC. (“PBFI”), GASSAWAY BANCSHARES, INC. (“Bancshares”), and BANK OF GASSAWAY (“Bank");

WHEREAS, Premier, PFBI, Bancshares and Bank have entered into an Amended and Restated Agreement of Merger dated as of the 3rd day of January, 2014 ("Agreement"), to which this Adoption Agreement is attached, and which Agreement is incorporated herein by reference; and

WHEREAS, it is provided in Section 3.3 of the Agreement that Premier shall cause Interim Bank to be organized and shall cause Interim Bank to execute and enter into an Adoption Agreement in substantially the form of this Adoption Agreement so as to cause Interim Bank to be bound by the applicable terms and provisions of the Agreement; and

WHEREAS, Interim Bank has been organized;

NOW, THEREFORE, in consideration of the foregoing premises which are not mere recitals but an integral part hereof and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.           Interim Bank hereby joins in and agrees to be bound by the terms and conditions of the Agreement applicable to it to the same extent as if Interim Bank were an original party thereto.

2.           Interim Bank agrees that it shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all actions on its part to be taken so as to permit the consummation of the Agreement and the Interim Merger (as defined in the Agreement) at the earliest possible date, and that it shall cooperate fully with Premier, PFBI, Bancshares and Bank to that end.

3.           Interim Bank represents and warrants to and covenants with Premier, PFBI, Bancshares and Bank that:

3.1           Interim Bank is a banking corporation, duly organized, validly existing and in good standing under the laws of the State of West Virginia.

3.2           Interim Bank has the corporate power to execute and deliver this Adoption Agreement and to merge with Bank pursuant to the Agreement and has taken or will have taken at the Effective Time of the Interim Merger all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Interim Merger and the consummation of the transactions contemplated hereby; and this Adoption Agreement and the Agreement are or at the Effective Time of the Interim Merger will be valid and binding agreements of Interim Bank in accordance with their terms.

IN WITNESS WHEREOF, Premier, Bank, Bancshares and Interim Bank have caused this Agreement to be executed by their duly authorized officers, and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier, Bank and Interim Bank, acting by a majority thereof.

PREMIER BANK, INC.

By   /s/ Robert W. Walker
Robert W. Walker, President
           and Chief Executive Officer

ATTEST

 /s/ Lloyd G. Jackson II
Its Secretary

PREMIER FINANCIAL BANCORP, INC.

By  /s/ Robert W. Walker
Robert W. Walker, President
           and Chief Executive Officer

ATTEST

 /s/ Toney K. Adkins
Its Secretary

BANK OF GASSAWAY

By   /s/ Jo Ann Truman
Joann Truman, Senior Vice President and
Chief Executive Officer

ATTEST

 /s/ Michael B. Lockhart
Its Secretary

GASSAWAY BANCSHARES, INC.

By  /s/ John Heater
John Heater, President

ATTEST

 /s/ Michael B. Lockhart
Its Secretary

BG INTERIM BANK, INC.

By  /s/ Robert W. Walker
Robert W. Walker, President

ATTEST

 /s/ Brien M. Chase
Its Secretary

The undersigned, being all of the Directors of Interim Bank, do hereby join in the foregoing Agreement to evidence their consent and agreement thereto:

 /s/ Robert W. Walker

_/s/ Brien M. Chase

_/s/ Arlene Napier

_/s/ Katrina Whitt

_/s/ Russell Hash

EXHIBIT B

PLAN OF MERGER

OF

BANK OF GASSAWAY

AND

BG INTERIM BANK, INC.

1.           The Parties.  BG Interim Bank, Inc., a West Virginia corporation ("Interim Bank") shall merge with and into Bank of Gassaway, a West Virginia corporation ("Bank") (both corporations are sometimes collectively referred to herein as the "Constituent Corporations") under the charter of Bank.  Bank shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Bank and as such shall retain the name and title of "Bank of Gassaway".  The Merger shall become effective at the time when a certificate of merger shall be issued by the Secretary of State of West Virginia (the "Effective Time of the Interim Merger").

2.           Articles of Incorporation; Bylaws.  At the Effective Time of the Interim Merger, the Articles of Incorporation and Bylaws of the Bank in effect at the Effective Time of the Interim Merger shall be the Bylaws of the Surviving Bank until altered, amended or repealed in accordance with applicable law.

3.           Assets and Rights.  At the Effective Time of the Interim Merger, the corporate existence of Interim Bank shall, as provided in the West Virginia Corporation Act, be merged with and into Bank and continued in the Surviving Bank.  The Surviving Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Constituent Corporations, and each of them, shall be deemed to be transferred to and vested in the Surviving Bank without further act or deed; and the title to any real estate, or any interest therein, vested in the Constituent Corporations, and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

4.           Liabilities and Obligations. At the Effective Time of the Interim Merger, Bank as the Surviving Bank shall henceforth be and remain responsible and liable for all the liabilities and obligations of the Constituent Corporations; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

5.           Conversion, Exchange and Cancellation of Shares

(a)           Conversion Rates.  At the Effective Time of the Interim Merger all outstanding shares of Bank Common Stock shall ipso facto, without any action on the part of the holders thereof, become and be converted into cash, without interest, with each shareholder receiving an amount determined by multiplying $20,250,000 by a fraction the numerator of which is the number of shares of Bank Common Stock owned by such shareholder and the denominator of which is the total number of shares of Bank Common Stock issued and outstanding (the “Consideration”).

(b)           Manner of Exchange.  After the Effective Time of the Interim Merger, except for persons exercising their rights as dissenting shareholders of Bank, each shareholder of Bank, upon surrender to Premier Bank, Inc. of certificates representing Bank Common Stock, accompanied by a Letter of Transmittal, shall be entitled to receive in exchange therefor cash as provided in Section 5(a), without interest.  After the Effective Time of the Interim Merger, each outstanding certificate which, prior to the Effective Time of the Interim Merger, represented Bank Common Stock, will be deemed for all corporate purposes of Premier Bank, Inc. to evidence ownership of Consideration into which the shares of Bank Common Stock represented thereby were converted.  After the Effective Time of the Interim Merger there shall be no further registry of transfers on the records of Bank of shares of Bank Common Stock.  Upon surrender of certificates of Bank Common Stock for exchange, there shall be paid to the record holder the Consideration which has not yet been paid to a public official pursuant to abandoned property laws.  No interest shall be payable with respect to such Consideration upon surrender of outstanding certificates.

(c)           Lost Certificates.  If a certificate evidencing outstanding shares of Bank Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the cash, without interest, to which the shareholder would otherwise be entitled on surrender of such certificate, by notifying Premier Bank, Inc. in writing of such lost, stolen or destroyed certificate and giving Premier Bank, Inc. evidence of loss and a bond sufficient to indemnify Premier Bank, Inc. against any claim that may be made against it on account of the alleged lost, stolen and destroyed certificate and the issuance of the certificate and cash.

6.           Further Assurances.  If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank the title to any property or rights of Interim Bank or Bank or any subsidiary thereof, or otherwise to carry out the provisions hereof, the proper officers and directors of Interim Bank or Bank, as the case may be, as of the Effective Time of the Interim Merger, and thereafter the officers of the Surviving Bank acting on behalf of Interim Bank or Bank, as the case may be, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

7.           Termination and Abandonment.  This Plan of Merger may be terminated and the Merger abandoned as provided in the Agreement of Merger.

8.           Other Terms and Conditions.  All other terms and conditions to the Merger are as provided in the Agreement of Merger.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized, all as of the day and year first above written.

BANK OF GASSAWAY
a corporation

By   /s/ Jo Ann Truman
   Senior Vice President and Chief Executive Officer

ATTEST:

  /s/ Michael B. Lockhart
Its Secretary
BG INTERIM BANK, INC., a corporation

By   /s/ Robert W. Walker
   President and Chief Executive Officer
ATTEST:

  /s/ Brien M. Chase
Its Secretary

EXHIBIT C

PLAN OF MERGER
OF
BANK OF GASSAWAY
AND
PREMIER BANK, INC.

1.           The Parties.  Bank of Gassaway, a West Virginia corporation ("Bank") shall merge with and into Premier Bank, Inc., a West Virginia corporation ("Premier") (both corporations are sometimes collectively referred to herein as the "Constituent Corporations") under the charter of Premier.  Premier shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Company and as such shall retain the name and title of "Premier Bank, Inc.”  The Merger shall become effective at the time when a certificate of merger shall be issued by the Secretary of State of West Virginia (the "Effective Time of the Merger").

2.           Articles of Incorporation; By-laws.  At the Effective Time of the Merger, the Articles of Incorporation and By-laws of Premier in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Company until altered, amended or repealed in accordance with applicable law.

3.           Assets and Rights.  At the Effective Time of the Merger, the corporate existence of Bank shall, as provided in the West Virginia Business Corporation Act, be merged with and into Premier and continued in the Surviving Company.  The Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Constituent Corporations, and each of them, shall be deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in the Constituent Corporations, and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

4.           Liabilities and Obligations.  At the Effective Time of the Merger, Premier as the Surviving Company shall henceforth be and remain responsible and liable for all the liabilities and obligations of the Constituent Corporations; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

5.           Cancellation of Shares.  At the Effective Time of the Merger all outstanding shares of Bank Common Stock shall ipso facto, without any action on the part of the holders thereof, be cancelled.

6.           Further Assurances.  If at any time the Surviving Company shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Company the title to any property or rights of Bank, or otherwise to carry out the provisions hereof, the proper officers and directors of Bank, as of the Effective Time of the Merger, and thereafter the officers of the Surviving Company acting on behalf of Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Company and otherwise carry out the provisions hereof.

7.           Termination and Abandonment.  This Plan of Merger may be terminated and the Merger abandoned as provided in the Agreement of Merger.

8.           Other Terms and Conditions.  All other terms and conditions to the Merger are as provided in the Agreement of Merger.

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized, all as of the day and year first above written.

BANK OF GASSAWAY,
a West Virginia corporation

By:   /s/ Jo Ann Truman
           JoAnn Truman, Senior Vice President and
Chief Executive Officer

ATTEST:

 /s/ Michael B. Lockhart
Its:   Secretary

PREMIER BANK, INC.,
a West Virginia corporation

By:    /s/ Robert W. Walker
Robert W. Walker
           President and Chief Executive Officer

ATTEST:

 /s/ Lloyd G. Jackson II
Its:   Secretary